EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

                               SEPTEMBER 16, 1996



                                     between



                               HEICO CORPORATION,


                                       and


                                  SIGMUND BORAX


               relating to all of the outstanding capital stock of


                           TRILECTRON INDUSTRIES, INC.






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                                TABLE OF CONTENTS

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EXHIBITS AND SCHEDULES...........................................................................vii

STOCK PURCHASE AGREEMENT...........................................................................1

     ARTICLE I      Definitions....................................................................1

     ARTICLE II     Purchase of Shares; Consideration..............................................1
          2.1   Shares to be Purchased.............................................................1
          2.2   Consideration......................................................................1
          2.3   Allocation Of Purchase Price.......................................................2

     ARTICLE III     Representations and Warranties of the Buyer...................................2
          3.1   Organization.......................................................................2
          3.2   Authorization; Enforceability......................................................2
          3.3   No Violation or Conflict...........................................................2
          3.4   Brokers............................................................................3
          3.5   Consents and Approvals.............................................................3
          3.6   Exchange Act Reports...............................................................3

     ARTICLE IV     Representations and Warranties Of The Seller...................................3
          4.1   Ownership of Shares................................................................3
          4.2   Power and Authority; Enforceability................................................3
          4.3   Transfer of Title To Shares; Non-contravention.....................................4
          4.4   Consents and Approvals.............................................................4
          4.5   Brokers............................................................................4

     ARTICLE V      Representations and Warranties Of The Seller...................................4
          5.1   Organization of The Company........................................................4
          5.2   No Violation or Conflict...........................................................5
          5.3   Consents and Approvals.............................................................5
          5.4   Brokers............................................................................5
          5.5   Capitalization.....................................................................5
          5.6   Financial Statements...............................................................5
          5.7   Absence of Undisclosed Liabilities.................................................6
          5.8   Subsidiaries and Investments.......................................................6
          5.9   Inventories........................................................................6
          5.10  Accounts and Notes Receivable......................................................6
          5.11  Conduct of Business................................................................7
          5.12  Compliance with Laws...............................................................8
          5.13  Litigation.........................................................................9
          5.14  Title to and Condition Of Personal Property........................................9
          5.15  Real Property.....................................................................10
          5.16  Intangible Property...............................................................10
          5.17  Governmental Authorizations.......................................................11
          5.18  Insurance.........................................................................11
          5.19  Major Customers and Suppliers; Supplies...........................................12



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          5.20  Personnel.........................................................................12
          5.21  Labor Relations...................................................................12
          5.22  Employment Agreements and Employee Benefit Plans..................................13
          5.23  Tax Matters.......................................................................14
          5.24  Material Agreements...............................................................15
          5.25  Related Parties...................................................................17
          5.26  Absence of Certain Business Practices.............................................17
          5.27  Products..........................................................................17
          5.28  Environmental Matters.............................................................18
          5.29  List of Accounts..................................................................18
          5.30  Certain Warranty and Products Liability Claims....................................19
          5.31  Disclosure........................................................................19

     ARTICLE VI     [Intentionally Omitted].......................................................19

     ARTICLE VII    Additional Agreements.........................................................19
          7.1   Closing of Company's Tax Year; Certain Employment Taxes...........................19
          7.2   Certain Tax Returns and Indemnity.................................................19
          7.3   Guarantees........................................................................20
          7.4   Survival..........................................................................20
          7.5   Indemnification...................................................................20
          7.6   Noncompetition; Standstill........................................................24
          7.7   Confidentiality...................................................................25
          7.8   Continuing Obligations............................................................25
          7.9   Borax and Kott Employment Agreements..............................................26
          7.10  Stock Option Agreements...........................................................26

     ARTICLE VIII   Closing; Closing Deliveries...................................................26
          8.1   Closing...........................................................................26

     ARTICLE IX     Miscellaneous.................................................................28
          9.1   Notices...........................................................................28
          9.2   Entire Agreement..................................................................29
          9.3   Assignment........................................................................29
          9.4   Waiver and Amendment..............................................................29
          9.5   No Third Party Beneficiary........................................................30
          9.6   Severability......................................................................30
          9.7   Expenses..........................................................................30
          9.8   Headings..........................................................................30
          9.9   Counterparts......................................................................30
          9.10  Litigation; Prevailing Party......................................................30
          9.11  Injunctive Relief.................................................................31
          9.12  Governing Law and Venue...........................................................31
          9.13  Risk of Loss......................................................................31
          9.14  Further Assurances................................................................31
          9.15  Remedies Cumulative...............................................................32


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          9.16  Participation of Parties; Construction............................................32
          9.17  Publicity.........................................................................32



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                                                iv
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                             EXHIBITS AND SCHEDULES

                     EXHIBITS

     A          Borax Employment Agreement
     B          Kott Employment Agreement
     C          Stock Option Agreement
     D          [RESERVED]
     E          Opinion Of Counsel To The Company And The Seller
     F          [Reserved]
     G          Opinion Of Counsel To The Buyer
     H          [Reserved]

                     SCHEDULES

     1          Definitions
     2.3        Allocation Schedule
     3.3        Conflicts with Other Documents Affecting Buyer
     4.1        Ownership of Shares
     5.1        Foreign Qualification of the Company
     5.2        Conflicts with Other Documents Affecting the Company
     5.6        Financial Statements
     5.7        Absence of Undisclosed Liabilities
     5.8        Subsidiaries and Investments
     5.11       Conduct of Business
     5.12       Compliance with Laws
     5.13       Litigation
     5.14       Personal Property
     5.15       Real Property
     5.16       Intangible Property
     5.17       Governmental Authorizations
     5.18       Insurance
     5.19       Major Customers and Suppliers
     5.20       Personnel
     5.22A      Employment Agreements
     5.22B      Employee Benefit Plans
     5.23       Taxes
     5.24       Material Agreements
     5.25       Related Party
     5.27A      Products
     5.27B      Recalled, Withdrawn or Suspended Products
     5.27C      Basis for Recall, Etc.
     5.29       List of Accounts
     7.5(C)     Guaranties
     7.10       List of Key Executives and Stock Options Grants



                                        v
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                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement is entered into in Dade County, Florida as of September 16, 1996, between HEICO CORPORATION, a Florida corporation ("BUYER"), and SIGMUND BORAX (the "SELLER").


                             PRELIMINARY STATEMENTS

      A. The Seller owns all of the issued and outstanding shares of capital stock (the "SHARES") of Trilectron Industries, Inc., a New York corporation (the "COMPANY").

      B. The Buyer desires to acquire the Shares from the Seller, and the Seller desires to sell the Shares to the Buyer, all on the terms and subject to the conditions set forth in this Agreement.


                                    AGREEMENT

      In consideration of the preliminary statements and the respective covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.


                                    ARTICLE I

                                   DEFINITIONS

      Each term which is defined on SCHEDULE 1 to this Agreement shall have the meaning ascribed thereto on SCHEDULE 1.


                                   ARTICLE II

                        PURCHASE OF SHARES; CONSIDERATION

      2.1 SHARES TO BE PURCHASED. On the terms and subject to the conditions set forth herein, on the Closing Date, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase and accept, all of the Seller's right, title and interest in and to all of the Shares.

      2.2 CONSIDERATION. The aggregate purchase price (the "PURCHASE PRICE") for the Shares is Six Million Two Hundred Thousand Dollars ($6,200,000). The Purchase Price shall be payable at the Closing by the Buyer in cash or by wire transfer or cashier's check payable to the Seller for the Purchase Price.

      2.3 ALLOCATION OF PURCHASE PRICE. Set forth on SCHEDULE 2.3 is a schedule (the "ALLOCATION SCHEDULE") allocating the Purchase Price among the assets of the Company. The


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parties agree that the Allocation Schedule is reasonable and has been prepared in accordance with Section 338(h)(10) of the Code and the regulations thereunder. Each of the Buyer and the Seller agrees to file appropriate Internal Revenue Service ("IRS") forms, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Each of the Buyer and the Seller agrees to provide the other promptly with any other information required to complete the necessary IRS forms. Any such allocation shall in no event limit the liability of the Seller to the Buyer with respect to damages, liabilities or expenses incurred by the Buyer with respect to any breach of any representations, warranties, covenants or agreements made by the Seller hereunder.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      In order to induce the Seller to enter into this Agreement and each Ancillary Document to which he is a party and to consummate the transactions contemplated hereby and thereby, as of the date hereof and as of the Closing Date, the Buyer makes the representations and warranties set forth below to the Seller.

      3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Buyer has all requisite right, power and authority to execute, deliver and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby.

      3.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement and the Ancillary Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement, the Ancillary Documents and all other documents to be executed by the Buyer pursuant to this Agreement have been and will be duly authorized, executed and delivered by it and constitute, or upon execution will constitute, the legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

      3.3 NO VIOLATION OR CONFLICT. Except as set forth on SCHEDULE 3.3, the execution, delivery and performance of this Agreement and the Ancillary Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority, or any provision of the Buyer's Articles of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Buyer pursuant to any material



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instrument or agreement to which the Buyer is a party or by which the Buyer or any of its properties may be bound or affected.

      3.4 BROKERS. Except for Corporate Finance Dimensions, Inc., whose fees will be paid by the Buyer, the Buyer has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

      3.5 CONSENTS AND APPROVALS. Except for appropriate filings under the Exchange Act and with the AMEX, no consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to, any federal, state or local governmental or regulatory authority is required to be made by the Buyer in connection with the execution, delivery or performance of this Agreement or any Ancillary Document by the Buyer or the consummation by it of the transactions contemplated hereby or thereby.

      3.6 EXCHANGE ACT REPORTS. As of the respective dates they were filed with the Commission, the Buyer's most recent Form 10-K and each of its Exchange Act filings with the Commission thereafter, complied in all material respects with the rules and regulations of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      In order to induce the Buyer to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, as of the date hereof and as of the Closing Date, the Seller makes the representations and warranties set forth below to the Buyer.

      4.1 OWNERSHIP OF SHARES. The Seller is the record and beneficial owner of the Shares as set forth on SCHEDULE 4.1, free and clear of any and all Encumbrances.

      4.2 POWER AND AUTHORITY; ENFORCEABILITY. The Seller has all requisite right, power and authority to enter into this Agreement and each Ancillary Document to be entered into by him pursuant hereto and to sell, transfer and deliver the Shares owned by him to the Buyer and perform his obligations hereunder and thereunder, and this Agreement and each such Ancillary Document constitutes or, will upon execution thereof constitute, the legal, valid and binding obligation of the Seller, enforceable against him in accordance with its terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.



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      4.3 TRANSFER OF TITLE TO SHARES; NON-CONTRAVENTION. The execution and delivery of this Agreement and each Ancillary Document to be executed by the Seller and the consummation of the transaction contemplated hereby and thereby,
(i) will convey to the Buyer good and unencumbered title to the Shares owned by the Seller as shown on SCHEDULE 4.1, free and clear of all Encumbrances, and
(ii) do not and will not (a) violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority applicable to the Seller, and (b) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Encumbrance upon any property or assets of the Seller pursuant to, any instrument or agreement to which the Seller is a party or by which the Seller or his properties or assets may be bound or affected.

      4.4 CONSENTS AND APPROVALS. No consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by the Seller in connection with the execution, delivery or performance of this Agreement or any Ancillary Document by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby.

      4.5 BROKERS. The Seller has not employed any financial advisor, broker or finder, and has neither incurred nor will incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents.


                                    ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE COMPANY

      In order to induce the Buyer to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, as of the date hereof and as of the Closing Date, the Seller, subject to the limitations on liability set forth in SECTION 7.5, makes the representations and warranties set forth below to the Buyer.

      5.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company is qualified to transact business as a foreign corporation in each jurisdiction in which such qualification is required unless the failure to so qualify would not have a Material Adverse Effect. SCHEDULE 5.1 contains a list of all jurisdictions in which the Company is so qualified. The Company has all requisite right, power and authority to (a) own or lease and operate its properties and assets, and (b) conduct its business as presently conducted. The copies of the Company's Certificate of Incorporation and Bylaws (together with all amendments thereto) which have been previously delivered to the Buyer are correct and complete.

      5.2 NO VIOLATION OR CONFLICT. Except as set forth in SCHEDULE 5.2, the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller



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of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of the Company's Certificate of Incorporation, Bylaws or other organizational documents or any license, franchise or permit to which the Company is a party or by which it is bound; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Encumbrance upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company or its properties or assets may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing, each of which instruments or agreements is listed on SCHEDULE 5.2 hereto.

      5.3 CONSENTS AND APPROVALS. Except as described on SCHEDULE 5.3, no consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement or any of the Ancillary Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby.

      5.4 BROKERS. The Company has not employed any financial advisor, broker or finder and has neither incurred nor will incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents.

      5.5 CAPITALIZATION. The authorized capital stock of the Company consists of 100 shares of Common Stock, no par value per Share, 100 Shares of which are validly issued and outstanding as of the date hereof. All of such issued and outstanding Shares are fully paid and, except as provided in Section 620 of the New York Business Corporation Law, are nonassessable. No shares of Common Stock are held by the Company as treasury stock. There is no existing option, warrant, call, commitment or other agreement to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Company or other securities convertible into shares of Common Stock or other equity security of the Company.

      5.6 FINANCIAL STATEMENTS. The Company has previously delivered to the Buyer a true and complete copy of (a) the balance sheets of the Company at December 31, 1995, and the statements of income, cash flows and retained earnings of the Company for the fiscal year ended on such date, including any related notes, certified by the Company's independent public accountants (collectively, the "FINANCIAL STATEMENTS"), and (b) the unaudited balance sheet of the Company at May 31, 1996 and unaudited statements of income, cash flows and retained earnings of the Company for the five-month period ended on such date, certified by the Company's chief financial officer (the "INTERIM FINANCIAL STATEMENTS"). Except as set forth on SCHEDULE 5.6, the Financial Statements and the Interim Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company, which books and records have been maintained in a consistent manner; (b) are true, correct and complete in all material respects and



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present fairly the Company's financial condition, assets, liabilities, equity and the results of its operations and cash flows at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with generally accepted accounting principles consistently applied with prior periods, except as may be noted therein and except, in the case of the Interim Financial Statements, for normal recurring year-end adjustments (including inventory adjustments), none of which, individually or in the aggregate, would cause the Interim Financial Statement to be untrue, inaccurate or incomplete in any material respect.

      5.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE
5.7 hereto, specifically permitted in SECTION 5.24 or disclosed elsewhere herein or reflected in the Interim Financial Statements, the Company has no liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise and whether due or to become due (other than accounts payable and other short-term liabilities incurred in the ordinary course of business and other nonmaterial, both individually and in the aggregate, liabilities, commitments or obligations incurred since May 31, 1996 in the ordinary course of business consistent with past practices to Persons other than the Seller or Affiliates or Associates of the Seller) or any unrealized or anticipated losses from any commitments of the Company, and there is no basis for assertion against the Company of any such liability, commitment, obligation or loss.

      5.8 SUBSIDIARIES AND INVESTMENTS. Except as set forth on SCHEDULE 5.8, the Company has no Investments. The Company has no Subsidiaries.

      5.9 INVENTORIES. The inventories of the Company shown on the balance sheets included in the Financial Statements and the Interim Financial Statements and the Inventories of the Company as of the Closing Date, in each case net of any reserves reflected in such Financial Statements, are stated and will be stated at not more than the lower of cost or market, are fit for their particular use, do not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company as currently conducted, the value of which has not been fully written down or reserved against in the Financial Statements and the Interim Financial Statements. The Company has and will continue to have adequate quantities and types of inventory to enable it to conduct its businesses consistent with past practices and anticipated operations. As of the Closing Date, the quality and salability of the Company's inventories are not materially worse than as at the date of the Interim Financial Statements.

      5.10 ACCOUNTS AND NOTES RECEIVABLE. The Company has delivered to the Buyer a true and complete aged list of unpaid accounts and notes receivable owing to the Company as of June 30, 1996. All of such accounts and notes receivable constitute only bona fide, valid and binding claims arising in the ordinary course of the Company's business, subject to no valid defenses, counterclaims or setoffs, and are correct and, to the knowledge of Seller, collectible in accordance with their terms, net of all reserves and allowances for bad debts and doubtful accounts reflected in such list.

      5.11 CONDUCT OF BUSINESS. Except as disclosed on SCHEDULE 5.11 hereto or in the Interim Financial Statements, since December 31, 1995, the Company has conducted its business



                                        6
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only in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed on SCHEDULE 5.11 or the Interim Financial Statements, since December 31, 1995, the Company has not:

             (a) declared or paid any dividends or other distribution (whether in cash, stock or other property) with respect to its capital stock, or otherwise transferred or agreed to transfer any assets to any of its shareholders or Affiliates other than a dividend to the Seller declared on or prior to the Closing Date, but not yet paid, in an amount sufficient to cover the Seller's federal income tax liability for the taxable income of the Company for the period from January 1, 1996 through the Closing Date less the aggregate amount of all other dividends declared or paid by the Company during such period with respect to such income;

             (b) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have a Material Adverse Effect;

             (c) voluntarily or involuntarily sold, transferred, surrendered, abandoned or disposed of any of its assets or property rights (tangible or intangible) with an aggregate book value of more than $10,000, other than inventory and minor amounts of personal property, in the ordinary course of business consistent with past practices;

             (d) disclosed any proprietary or confidential information to any third party the disclosure of which would have a Material Adverse Effect;

             (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any Encumbrance, except Permitted Encumbrances;

             (f) created, incurred or assumed any liability or indebtedness for borrowed money (other than draws under the Company's bank lines of credit made in the ordinary course of business) or entered into any capitalized lease obligations;

             (g) made or committed to make any capital expenditures exceeding $10,000 in the aggregate;

             (h) applied any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of the Seller or any Affiliate or Associate of the Seller or to the prepayment of any such amounts, or otherwise entered into or modified any arrangement with any Affiliate of the Company or the Seller except, dividends paid to the Seller since May 31, 1996 aggregating not more than $164,100, representing the Seller's income tax liability in respect of the Company's operations prior to January 1, 1996;

             (i) written off the value of any inventory or any accounts receivable or increased the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectible receivables;



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             (j) granted any increase in the compensation payable or to become payable to directors or officers or granted any material increase in compensation payable or to become payable to employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment or otherwise), other than merit increases to officers and employees (other than the Seller and his Affiliates or Associates) in the ordinary course of business and consistent with past practices, one-time cash bonuses to two officers of the Company, payable on or after the Closing Date, aggregating $50,000, and a $750,000 one-time cash bonus payable on or after the Closing Date to the Kott;

             (k) altered the manner of keeping its books, accounts or records, or changed in any manner the accounting practices therein reflected;

             (l) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular dates or the dates when the same would normally have been collected in the ordinary course of business consistent with past practices;

             (m) allowed its levels of inventory to vary in any material respect from the levels consistent with the needs of the Company maintained;

             (n) experienced any other event or condition of any character which has had, individually or in the aggregate, a Material Adverse Effect; or

             (o) agreed, whether in writing or otherwise, to do any of the foregoing.

      5.12 COMPLIANCE WITH LAWS. The Company has conducted its business in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to it, including without limitation those relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and (c) environmental protection, building, zoning and land use, except where any noncompliance therewith would not have a Material Adverse Effect. Except as set forth in SCHEDULE 5.12, no governmental authority has notified the Company that the Company is not in compliance with any such laws, ordinances, regulations, judgments, rulings, orders and other requirements. The Company is not subject to any order, judgment or decree of any court or governmental authority which has, or the violation of which would have, a Material Adverse Effect. The Buyer has been furnished with true and correct copies of all reports of inspections of the Company's business and properties from June 30, 1993 through the date hereof under all applicable federal, state, foreign and local laws and regulations which are in the Company's possession. Except as set forth on SCHEDULE 5.12, there has been no inspection of the Company's business and properties conducted by insurance companies, consultants, or any other Persons. Except as set forth in SCHEDULE 5.12, all deficiencies noted in any such reports have been corrected.

      5.13 LITIGATION. Except as set forth on SCHEDULE 5.13, there are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of the Company or the Seller, threatened before any court, governmental or regulatory authority or arbitrator: (a) affecting the Company (as plaintiff or defendant) which: (i) could, individually or in the



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aggregate, have a Material Adverse Effect; or (ii) without limiting the generality of the foregoing (A) threatens to revoke, vary, modify or terminate any of the Governmental Authorizations or to declare any of them invalid in any respect; (B) involves any of the Intangible Property; (C) involves any claim against the Company under any warranty, whether express or implied, on products or services sold by the Company; (D) involves any claim against the Company for injury to persons, animals or property suffered as a result of the sale, manufacture or distribution of any product or performance of any service by the Company including, but not limited to, claims arising out of the defective or unsafe nature of its products or services; or (E) involves a claim for specific performance, injunctive relief or other equitable remedies; or (b) which questions the legality or propriety of the transactions contemplated by this Agreement or any Ancillary Document; and there exist no facts or circumstances known to the Seller creating a reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described in clauses (a) or (b) above. Except as set forth on SCHEDULE 5.13, no action, suit, investigation, claim or proceeding of the kind described in clauses (a) and (b) above have been pending, settled or adjudicated during the three years preceding the date of this Agreement.

      5.14 TITLE TO AND CONDITION OF PERSONAL PROPERTY. The Company has, and will have at Closing, good and valid title to all of its assets and properties, including, without limitation, each item of equipment and other personal property, tangible and intangible, included as an asset in the Interim Financial Statements dated May 31, 1996 (other than inventory disposed of in the ordinary course of business consistent with past practices since May 31, 1996 to Persons other than the Seller or Affiliates or Associates of the Seller) and to each item of equipment and other personal property, tangible and intangible, acquired since May 31, 1996, free and clear of any Encumbrances whatsoever except for Permitted Encumbrances. SCHEDULE 5.14 contains a detailed list as of May 31, 1996 of all machinery, equipment, vehicles, furniture and other personal property owned by the Company or used by the Company in the operation of its business, having an original cost of $1,000 or more. All tangible personal property owned by the Company or used by the Company in the operation of its business is in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the business conducted by the Company. Except for the licenses to use certain Rights specifically identified on SCHEDULE 5.16, equipment leases and other leased property identified in SCHEDULE 5.14, there are no properties or assets, tangible or intangible, owned by any Person other than the Company which are used in connection with the business of the Company.

      5.15 REAL PROPERTY. SCHEDULE 5.15 sets forth the street address of each parcel of real property owned by the Company (the "REAL PROPERTY") and a brief description of the improvements located thereon (the "OWNED IMPROVEMENTS"). The Seller has previously delivered to the Buyer, with respect to each parcel of Real Property: (a) a copy of the deed pursuant to which the Company acquired such parcel of Real Property; and (b) a copy of an owner's title insurance policy issued to the Company. The Real Property is not subject to any pending or, to the Seller's knowledge, threatened assessments for public improvements nor is the Real Property subject to any pending or, to the Seller's knowledge, threatened condemnation or eminent domain proceedings. There are no encroachments onto the Real Property which have had or would have a Material Adverse Effect and the Owned Improvements do not materially encroach onto any rights-of-way, easements or property of others. The Company possesses good, marketable and insurable fee simple title to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and matters reflected on the owner's title insurance policies previously delivered to the Buyer, which matters, individually and in the aggregate, do not adversely impair the marketability of the Real Property or the use of the Real Property as it is now used by the Company. Each of the parcels of Real Property has available adequate utilities, including electricity, water and sewer, and access for ingress and egress to and from public roads adjoining all or a part of such property, in each case which is adequate for use of such property as presently used by the Company. SCHEDULE 5.15 sets forth the street address of each parcel of real property leased by the Company (the "LEASED PROPERTY"), and a brief description of the improvements located thereon (the "LEASED IMPROVEMENTS") (the Owned Improvements and the Leased Improvements are collectively referred to as the "IMPROVEMENTS"). The Company has previously delivered to the Buyer a true and complete copy of all of the lease agreements, as amended to date (the "LEASES") relating to the Leased Property. The Company enjoys peaceful and undisturbed possession of the Leased Property. All Improvements are structurally sound, in a state of good maintenance and repair and in a condition adequate and suitable for the effective conduct therein of the business conducted and proposed to be conducted by the Company. No Person other than the Company has any right to use or occupy any part of the Leased Property. Neither the Seller nor the Company has received notice from, or been informed by, the lessor under any Lease that such Lease will not be renewed upon its expiration date on terms and conditions substantially similar to the terms existing thereunder.

      5.16 INTANGIBLE PROPERTY. Set forth on SCHEDULE 5.16 is a list and description of all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by the Company (collectively, the "RIGHTS"). Except as set forth on SCHEDULE 5.16: (a) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Rights and in and to each invention, formula, software, trade secret, technology, product, composition, formula, know-how, method or process used by the Company (together with the Rights, hereinafter collectively referred to as "INTANGIBLE PROPERTY"), and, to the knowledge of the Company or the Seller, has the exclusive right to use and license the same, free and clear of any claim or conflict with the rights of others; (b) no royalties, honorariums or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intangible Property; (c) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Property, and to the Seller's knowledge, no grounds for any such claims exist; (d) the Company has not made any claim of any violation or infringement by others of its rights in the Intangible Property, and to the Company's and the Seller's knowledge, no grounds for any such claims exist; (e) the Company has not received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intangible Property and, to the knowledge of the Company or the Seller, neither the use of the Intangible Property nor the operation of its business is infringing or has infringed upon any rights of others; (f) the Intangible Property is sufficient and includes all rights necessary for the Company to lawfully conduct its businesses as presently being conducted; (g) no interest in any of the Company's rights to any Intangible Property has been assigned, transferred, licensed or sublicensed by the Company to any Person; (h) to the extent that any item constituting part of the Intangible Property has been registered with, filed in or issued by, as the case may be, any government or other regulatory authority, such registrations, filings or issuances are listed on SCHEDULE 5.16 and were duly made and remain in full force and effect; and (i) the Seller has no knowledge of any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Property. To the extent any of the Intangible Property constitutes proprietary or confidential information, the Company has taken reasonable steps to safeguard such information from disclosure. Except as otherwise indicated on SCHEDULE 5.16, none of the Company's rights in the Intangible Property will be adversely affected or lost as a result of the transactions contemplated by this Agreement.

      5.17 GOVERNMENTAL AUTHORIZATIONS. Set forth on SCHEDULE 5.17 is a list of all authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the "GOVERNMENTAL AUTHORIZATIONS") the absence of which would have a Material Adverse Effect. All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Governmental Authorizations. The Seller has no knowledge of any facts which could be expected to cause him to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. None of the Governmental Authorizations will be adversely affected or lost as a result of the transactions contemplated in this Agreement and will continue in full force and effect after the Closing, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

      5.18 INSURANCE. Set forth on SCHEDULE 5.18 is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has previously delivered to the Buyer a true and complete copy of all of such insurance policies as amended. Such policies are sufficient for compliance by the Company with all requirements of law and all Material Agreements. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. Except as described in SCHEDULE 5.18, the Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

      5.19 MAJOR CUSTOMERS AND SUPPLIERS; SUPPLIES. Set forth on SCHEDULE 5.19 is a list of the 20 largest customers of the Company and 20 largest suppliers of goods or services to the Company during the fiscal years ended December 31, 1994 and 1995 and the six-month period ending June 30, 1996, and with respect to each, the name and address, dollar volume involved and nature of the relationship (including the principal categories of products purchased or sold). Except as indicated on SCHEDULE 5.19, all supplies and services that are necessary and material for the conduct of the Company's businesses as presently conducted and as proposed to be conducted may be readily obtained from alternate sources on comparable terms and conditions as those presently available to the Company. No facts, circumstances or conditions exist which create a reasonable basis for believing that the Company after the Closing Date would be unable to continue to procure and provide the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured and provided. Except as set forth on SCHEDULE 5.19, since December 31, 1995, no significant customer or supplier of the Company has terminated its relationship with the Company or advised the Company or the Seller of its intention to terminate its relationship with the Company.

      5.20 PERSONNEL. SCHEDULE 5.20 contains the names, job descriptions and annual salary rates (and the most recent date of any increase in salary rates) and other compensation of all employees, officers, directors and consultants of the Company (including compensation paid or payable by the Company under any Plans), and a list of all employee policies (written or otherwise), employee bonus or profit sharing plans, employee manuals or other written statements of rules or policies concerning employment, including working conditions, paid time off, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to the Buyer.

      5.21 LABOR RELATIONS. None of the employees of the Company is a member of any labor union, and the Company is not a party to, otherwise bound by or, to the Seller's knowledge, threatened, with any labor or collective bargaining agreement. None of the employees of the Company is known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of SECTION 5.13, (i) no unfair labor practice complaints are pending or, to the Seller's knowledge, threatened against the Company, and (ii) no Person has made or threatened to make any claim, and to the Seller's knowledge, there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

      5.22   EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT PLANS.

             (a) EMPLOYMENT AGREEMENTS. Except as set forth on SCHEDULE 5.22a, there are no employment, consulting, severance or indemnification arrangements, agreements, or understandings between the Company and any officer, director, consultant or employee ("EMPLOYMENT AGREEMENTS"). The Company has previously delivered to the Buyer true and complete copies of all of the written Employment Agreements and descriptions of all of the terms and conditions of all oral Employment Agreements. No such Employment Agreement (i) will, except as disclosed on SCHEDULE 5.22a, require any payment by the Company or the Buyer to any director, officer or employee of the Company, or any other party, by reason of the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such parties. Except as set forth on SCHEDULE 5.22a, the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated upon not more than two weeks' notice given at any time without liability for payment of compensation or damages, and the Company has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees. The Company has no unaccrued liability for any arrears of wages, bonuses or other employee benefits (including, without limitation, termination or severance pay, sick pay, personal days and holiday pay) for any of its employees except as set forth in SCHEDULE 5.22a.

             (b)     EMPLOYEE BENEFIT PLANS.

                     (i) The only employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement or plan or funding arrangement or commitment, policy or practice (including a simplified employee pension plan) sponsored, maintained or to which contributions are made by the Company (a "PLAN") are described on SCHEDULE 5.22b. The Company has no "MULTIEMPLOYER PLAN," as such term is defined in ERISA. With respect to each Plan, the Company has delivered or made available to the Buyer current, accurate and complete copies of such Plan (including all other instruments relating thereto), each Plan's Summary Plan Description and the two most recent Annual Reports (Forms 5500).

                     (ii) With respect to each Plan, (A) intended to be qualified under Code section 401(a), each such Plan is so qualified, has received a determination letter from the IRS to that effect and no event has occurred and no condition exists that would result in the revocation of such letter, (B) there are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of the Seller, threatened, and the Seller has no knowledge of any facts which could give rise to any such actions, suits, proceedings, investigations or claims;
      (C) neither the Company nor any employee or director thereof or any fiduciary of any Plan has, with respect to any such Plan, engaged in a prohibited transaction, as such term is defined in ERISA Section 406, which would subject the Company to any penalties or other liabilities resulting from prohibited transactions under ERISA Sections 409 or 502(i);
      (D) no event has occurred and no condition exists that would subject the Company to any penalty under ERISA Sections 502(c) or 502(l); (E) the Plan and the Company have complied with all applicable requirements of ERISA;
      (F) all insurance premiums related to the Plan required to be paid as of the Closing Date have been or will be paid at or prior to the Closing Date; and (G) any Plan intended to be qualified under Code section 125 is so qualified.

                     (iii) With respect to any Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)), the Plan does not prohibit the amendment or termination of the Plan.

                     (iv) Since the date of the most recent such Plan provided to the Buyer, no Plan has been: (A) terminated; (B) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder; or (C) amended in any manner which would increase the cost to the Company or the Buyer of maintaining such Plan.

      5.23   TAX MATTERS.

             (a) All federal, state, local and foreign Tax Returns required to be filed with respect to the Company or its business or assets, have been duly and timely filed as required, are true, correct and complete as filed, and reflect accurately all liability for Taxes for the periods to which such returns and documents relate, and all amounts showing as owing thereon have been paid. Except as disclosed on SCHEDULE 5.23, all Taxes upon the Company or upon its properties, assets, income or franchises which are due and payable through the Closing Date have been paid. Except as disclosed on SCHEDULE 5.23, there are no agreements or applications by the Company for any extension of time for the assessment or payment of any Taxes.

             (b) All Taxes collectible or payable by the Company or relating to or chargeable against any of its assets, revenues or income through December 31, 1995 were fully collected and paid by the due dates therefor and all similar items collectible or payable through the Closing Date will have been fully collected and paid by that date or an appropriate liability will have been recorded on its books in respect thereof. No taxation authority has audited the records of the Company or given notice of its intention to audit the records of the Company. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied and there exists no reasonable basis for the making of any such claims. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.

      5.24   MATERIAL AGREEMENTS.

             (a) SCHEDULE 5.24 contains a list of all material written and oral contracts or agreements to which the Company is a party or by which the Company or any of its assets or properties is bound or affected, including without limitation any:

                     (i) contract resulting in a commitment for expenditure or other obligation, or which provides for the receipt or potential receipt, involving in excess of $25,000 in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount;

                     (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets if the amount thereof exceeds $10,000;

                     (iii)areement which restricts the Company from engaging in any line of business or from competing with any other Person;

                     (iv) agreement or arrangement for the sale or lease of any of the business, assets, properties, rights, licenses, permits or goodwill of the Company (the "BUSINESS ASSETS") outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any Business Assets;

                     (v) agreement relating to any Intangible Property, including confidentiality or secrecy agreements;

                     (vi) agreement relating to the development, manufacture, distribution or sale of any products or products under development by the Company if the amount payable or receivable thereunder exceeds or is reasonably anticipated to exceed $10,000;

                     (vii) warranties made with respect to products manufactured, packaged, distributed or sold by the Company within the five years preceding the Closing Date;

                     (viii) contract for the purchase or lease by the Company of goods, equipment, supplies or capital assets or the performance by others of services which the Company reasonably anticipates will involve the payment by the Company of more than $25,000 after the date hereof or contract for the purchase by the Company of raw materials which the Company reasonably anticipates will involve the payment by the Company of more than $100,000 after the date hereof;

                     (ix) contract for the sale of products of the Company which the Company reasonably anticipates will involve the payment of more than $100,000 after the date hereof;

                     (x) consignment, distributor, dealer, manufacturers representative or sales agency contract which the Company reasonably anticipates will involve the payment of more than $10,000 after the date hereof or advertising representative, advertising or public relations contract which the Company reasonably anticipates will involve the payment of more than $10,000 after the date hereof;

                     (xi) contract not made in the ordinary course of business consistent with past practices involving the payment or receipt by the Company of more than $10,000 or which is not cancelable by the Company without liability on not more than 30 days' notice;

                     (xii) agreement, contract or arrangement with any Affiliates or Associates of the Company or the Seller involving the payment or receipt by the Company of more than $10,000 or which is not cancelable by the Company without liability on not more than 30 days' notice; or

                     (xiii) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operations, assets, properties, liabilities, business or prospects of the Company (collectively, and together with the Employment Agreements, Plans and all other agreements required to be disclosed on any Schedule to this Agreement, the "MATERIAL AGREEMENTS"). The Company has previously furnished to the Buyer true, complete and correct copies of all written agreements, as amended, required to be listed on SCHEDULE 5.24.

             (b) Except as specifically identified on SCHEDULE 5.24, none of the Material Agreements was entered into outside the ordinary course of business of the Company or to the knowledge of the Seller or the Company, contains any provisions that could reasonably be expected to result in a Material Adverse Effect, assuming for this purpose that each of the Material Agreements is performed according to its terms.

             (c) Except as set forth on SCHEDULE 5.24, the Material Agreements are each in full force and effect and are the valid and legally binding obligations of the Company and, to the Seller's knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Except as set forth on SCHEDULE 5.24, neither the Company nor the Seller has received notice of default by the Company under any of the Material Agreements, and the Company is not in default under any of the Material Agreements and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Company thereunder. Except as set forth on SCHEDULE 5.24, to the knowledge of the Seller, none of the other parties to the Material Agreements is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both, would constitute a default by such other party thereunder. Neither the Company nor the Seller has received notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements, nor is the Seller or the Company aware of any facts or circumstances which could reasonably be expected to lead to any such cancellation, revocation or termination.

             (d) Except as otherwise indicated on SCHEDULE 5.24, to the knowledge of the Seller or the Company, each of the Material Agreements will continue after the Closing in full force and effect under the current terms thereof, in each case without such Closing resulting in a breach of the terms thereof or resulting in the forfeiture or impairment of any right thereunder and without the consent, approval or act of, or the making of any filing with any Person.

      5.25 RELATED PARTIES. Except as disclosed on SCHEDULE 5.25, neither the Seller nor any current director or officer of the Company or, to the knowledge of the Seller, any current employee of the Company (individually a "RELATED PARTY" and collectively the "RELATED PARTIES") or any Affiliate or Associate of the Seller or any Related Party: (a) owns, directly or indirectly, any interest in any Person which is a competitor, potential competitor, supplier or customer of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intangible Property) which is utilized by or in connection with the business of the Company; (c) is a customer or supplier of the Company; or (d) directly or indirectly has an interest in or is a party to any contract, agreement, lease, arrangement or understanding, whether or not in writing, pertaining or relating to the Company, except for employment, consulting or other personal service agreements which are listed on
SCHEDULE 5.22a hereto.

      5.26 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Seller nor, to the Seller's knowledge, any Related Party, any Affiliate or Associate of the Seller or of any Related Party, any agent of the Company, or any other Person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Material Adverse Effect, or (iii) if not continued in the future, may have a Material Adverse Effect.

      5.27   PRODUCTS.

             (a) SCHEDULE 5.27a lists each principal product currently under development, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest (the "PRODUCTS"). Each Product manufactured by the Company has been manufactured in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) without limiting the generality of SECTION 5.12, the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

             (b) SCHEDULE 5.27b sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company within the five-year period preceding the date of this Agreement, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of the reasons therefor, and (ii) without limiting the generality of
SECTION 5.13, a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product within such five-year period, and (iii) a list of all regulatory letters received by the Company or any of its agents within such five-year period relating to the Company or any of the Products or the Company's establishments.

             (c) Except as set forth on SCHEDULE 5.27c, to the knowledge of the Seller, there exist no set of facts which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

      5.28 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 5.28, no property owned, leased, used or occupied by the Company currently or in the past has been used by the Company or any other Person to manufacture, treat, store, or dispose of any hazardous substance or any other regulated material in material violation of applicable laws, and such property is free of all such substances and materials. Without limiting the generality of SECTION 5.12, the Seller and the Company, and any other Person for whose conduct either it or they are or may be responsible, are in material compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic, hazardous or other regulated substance (including, without limitation, asbestos, radioactive material and pesticides and the keeping and posting of all Material Safety Data Sheets and waste manifests) or to any other actions, omissions or conditions affecting the environment (the "ENVIRONMENTAL LAWS"). Without limiting the generality of
SECTION 5.13, neither the Company nor any other Person for whose conduct it may be responsible has received any complaint, notice, order, or citation of any actual or alleged noncompliance with any Environmental Law, and there is no proceeding, suit or investigation pending or, to the Seller's knowledge, threatened against the Company or any such Person with respect to any violation or alleged violation of the Environmental Laws, and, to the Seller's and the Company's knowledge, there is no reasonable basis for the institution of any such proceeding, suit or investigation.

      5.29 LIST OF ACCOUNTS. Set forth on SCHEDULE 5.29 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company's contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

      5.30 CERTAIN WARRANTY AND PRODUCTS LIABILITY CLAIMS. Except as set forth on SCHEDULE 5.30, there are no claims existing or, to the best of the Seller's knowledge, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company involving amounts in excess of $50,000 in the aggregate. There are no claims existing and, to the knowledge of the Seller or the Company, there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company including, but not limited to claims arising out of the defective or unsafe nature of its products or services. The Company has full and adequate insurance coverage for products liability claims against it.

      5.31 DISCLOSURE. No representation or warranty of the Seller contained in this Agreement or in any certificate or other document furnished by or on behalf of the Seller or the Company to the Buyer or their agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                   ARTICLE VI

                             [INTENTIONALLY OMITTED]

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      7.1 CLOSING OF COMPANY'S TAX YEAR; CERTAIN EMPLOYMENT TAXES. The parties acknowledge and agree that the tax year of the Company will close as of the Closing Date and that the Seller will be responsible for including in his individual tax return the entire taxable income of the Company for the period from January 1, 1996 through the Closing Date. In addition, there shall be deducted from the Purchase Price otherwise payable to the Seller pursuant to
SECTION 2.2 the employer's portion of all employment taxes (including, without limitation, FICA and FUTA taxes) attributable to the special bonuses being paid on or after the Closing Date to Kott and two other officers of the Company in the aggregate amount of $800,000.

      7.2    CERTAIN TAX RETURNS AND INDEMNITY.

             (a) Any Tax (including, without limitation, a sales Tax, use Tax or documentary stamp Tax) directly attributable to the sale or transfer of the Shares shall be paid by the Seller. The Buyer and the Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate and to otherwise cooperate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

             (b) The Seller will be solely responsible for the preparation and filing of the federal and state income Tax Returns of the Company for the period from the beginning of the current fiscal year of the Company through the Closing Date, which returns shall be subject to review and approval by the Buyer prior to the Company filing same. The Buyer shall reimburse the Seller for its reasonable professional fees and expenses incurred in preparing such Tax Returns promptly following the Seller's receipt of an itemized invoice therefor from the Buyer; PROVIDED, HOWEVER, that the Buyer's obligation for such reimbursement shall not exceed $10,000.

      7.3 GUARANTEES. Effective as of the Closing, the Buyer shall use its best efforts to cause the Seller to be released, as of the Closing, from the personal guarantees listed on SCHEDULE 7.5(b).

      7.4 SURVIVAL. The representations and warranties of the parties hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date, but the liability of a party for breach of any representation or warranty shall terminate three (3) years after the Closing Date unless written notice describing such breach is given to such party on or before the expiration of such period. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties for purposes of this Agreement. No representation, warranty, covenant or agreement of any party shall limit the generality of any other representation, warranty, covenant or agreement of such party.

      7.5    INDEMNIFICATION.

             (a) BY THE SELLER. Subject to the limitations set forth in SECTION 7.5(e), the Seller agrees to indemnify and hold harmless the Buyer and its directors, officers, employees and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, "LOSSES"), arising from, relating to, in connection with, or incident to:

                     (i) any breach or inaccuracy of any of the representations or warranties of the Seller contained in ARTICLES 4 OR 5, in any schedule or exhibit to this Agreement or in any certificate delivered by the Seller prior to or at the Closing;

                     (ii) any breach or failure to perform, observe or comply with any covenant or agreement of the Seller contained in this Agreement;

                     (iii) any act, omission, transaction, status, event, condition, occurrence, or situation in any way relating to the Company or the conduct of its business arising or occurring on or prior to the Closing Date which have not been reflected or reserved against it the Financial Statements or this Agreement or a schedule hereto or in any document referred to in a schedule hereto, without regard to whether such claims exist on the Closing Date or arise at any time thereafter;

                     (iv) any and all obligations or liabilities of the Company, whether known or unknown, asserted or unasserted, absolute, contingent or otherwise, which have not been reflected or reserved against it the Financial Statements or this Agreement or a schedule hereto or in any document referred to in a schedule hereto;

                     (v) any and all obligations or liabilities of the Company, whether known or unknown, asserted or unasserted, absolute, contingent or otherwise, which arise out of, result from or are related to (i) to the extent in excess of the $30,000 reserve referred to in SCHEDULE 5.7 , the Company's violation of, or failure to observe or comply with, any Environmental Laws at any time prior to the Closing Date, including without limitation the matters disclosed on SCHEDULE 5.12, or (ii) to the extent in excess of $75,000 in the aggregate, warranty and products liability claims against the Company with respect to products manufactured and services performed by the Company (to the extent such claims are not covered by the Company's products liability insurance) prior to the Closing Date; and

                     (vi) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incident to any of the foregoing.

             (b) BY THE BUYER. Subject to the limitations set forth in SECTION 7.5(e), the Buyer agrees to indemnify and hold harmless the Seller from, against and in respect of, the full amount of any and all Losses arising from, in connection with, or incident to:

                     (i) any breach or inaccuracy of any of the representations or warranties of the Buyer contained in ARTICLE 3, in any schedule or exhibit to this Agreement or in any certificate delivered by the Buyer at or prior to the Closing;

                     (ii) any breach or failure to perform, observe or comply with any covenant or agreement of the Buyer contained in this Agreement; and

                     (iii) any and all payments made after the Closing Date by the Seller under any of the guarantees listed on SCHEDULE 7.5(b); and

                     (iv) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incident to any of the foregoing.

             (c)     TAX INDEMNIFICATION.

                     (i) Except as provided in clause (ii) of this paragraph (c) and except to the extent exceeding any reserves or allowances for Taxes on the books of the Company and disclosed on SCHEDULE 5.23, the Seller agrees to indemnify and hold harmless the Buyer and the Company and their respective directors, officers, employees and agents from, against and in respect of, all Taxes that may be imposed by the United States government or by any state, local or foreign government or subdivision thereof, or authorized on, or discharged against the Company with respect to (1) all taxable periods of the Company ending on or prior to, or including, the Closing Date and (2) the taxable period of the Seller including the Closing Date.

                     (ii) If, for any state, local, municipal or foreign tax purposes, the taxable year of the Company does not terminate on the Closing Date, Taxes, if any (whether based on income, capital or otherwise) attributable to the taxable period of the Company that includes the Closing Date shall be allocated to and shall be the responsibility of
      (A) the Seller, for the period up to and including the Closing Date, and
      (B) the Buyer for the period subsequent to the Closing Date. For purposes of this clause (ii), Taxes attributable to the period up to and including the Closing Date will be based on an interim closing of the books of the Company at the close of business on the Closing Date.

                     (iii) The Buyer agrees to assign and promptly remit (or to cause the Company to assign and promptly remit) to the Seller all refunds (including interest received thereon) of any Taxes received by the Buyer or the Company for which the Seller shall have previously indemnified the Buyer and the Company hereunder.

                     (iv) The Buyer agrees to indemnify the Seller for any additional federal income tax liability to the Seller resulting from the Code Section 338(h)(10) allocation to be made pursuant to SECTION 2.3; PROVIDED, HOWEVER, that the amount of such indemnification shall not exceed $10,000.

             (d) INDEMNITY PROCEDURE. A party or parties responsible for indemnifying another party against any matter pursuant to this Agreement is referred to herein as the "INDEMNIFYING PARTY," and a party or parties entitled to indemnity is referred to as the "INDEMNIFIED PARTY."

      An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to each Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within 60 days of the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party of any liability which might give rise to a claim for indemnity; PROVIDED, HOWEVER, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

      As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall be entitled, together with the Indemnified Party, to participate in the defense, compromise or settlement of any such matter through the Indemnifying Party's own attorneys and at its own expense. At the Indemnifying Party's expense, the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof; it being understood that the Indemnified Party shall control any such defense, all at the Indemnifying Party's expense.

      An Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

      With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment or if earlier the date that the Indemnified Party must post any bond with respect to any judgment or other judicial ruling; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; (iii) a settlement of the claim; or (iv) with respect to indemnities for Tax liabilities, upon the issuance of any resolution by a taxation authority and the expiration of any applicable appeal period. Notwithstanding the foregoing, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

             (e) LIMITATIONS. No party shall have any obligation under the indemnification provisions set forth in SECTIONS 7.5(a) or (b) until the aggregate of all claims for which such party is responsible under such indemnification provisions with respect to any breach of a representation or warranty exceeds $100,000 (it being understood that such limitation shall be inapplicable with respect to any breach or violation of any covenant or agreement); PROVIDED, HOWEVER, that (i) if any party is responsible for indemnification hereunder for any amount in excess of such amount, then such amount shall not be deemed applicable and such party shall be responsible to fully indemnify the other party for all such claims, and (ii) such limitation shall not apply to the Buyer's obligation to indemnify the Seller under SECTION 7.5(b)(iii). None of the limitations of this SECTION 7.5(e) shall apply with respect to any action based upon willful or fraudulent actions, misrepresentations or breaches of any party.

      7.6    NONCOMPETITION; STANDSTILL.

             (a) The Seller acknowledges that in furtherance of the sale of the Shares to the Buyer and in order to assure the Buyer that the Buyer will retain the value and goodwill of the Business Assets so sold, the Seller agrees not to utilize his special knowledge of the Business Assets and his relationships with customers, suppliers and others to compete with the Buyer in any business which is the same as or similar to the business (the "PROHIBITED BUSINESS") as conducted by the Company or the Buyer, including, without limitation, the aircraft ground support equipment business. For a period of five years beginning on the Closing Date, the Seller shall not, directly or indirectly, assist in the creation or development of, engage or have an interest, anywhere in the United States of America or any other geographic area where the Company does business or in which its Products are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an employee or consultant of the Buyer or the Company or any of their Affiliates), or through the investment of capital, lending of money or property, rendering of services or advice or otherwise, in any business competitive with or similar to the Prohibited Business. During the same period, the Seller shall not, and he shall not permit any of his employees, agents or others under any of their control to, directly or indirectly, on behalf of the Seller or any other Person, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding two years, a customer of the Company or otherwise divert or attempt to divert any business from the Company; or (ii) recruit or otherwise solicit or induce any person who was an employee of, or otherwise engaged by, the Company at any time between January 1, 1996 and the Closing Date to terminate his or her employment or other relationship with the Company, or hire any person who has left the employ of the Company during the preceding two years. The Seller shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or confusingly similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. The ownership or control of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Exchange Act shall not be deemed to be a violation of the provisions of this SECTION 7.6.

             (b) The Seller hereby agrees that for a period ending on the date which is ten (10) years from the Closing neither the Seller nor any Affiliate, Associate, successor or assign of the Seller (regardless of whether such Person is an Affiliate or Associate on the date hereof) will (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, control of the Buyer, (b) make, or in any way participate, directly or indirectly, as advisor or otherwise, in any "solicitation" of "proxies" or consents to vote (as such terms are used in the proxy rules of the Commission), or seek to advise or influence any Person with respect to the voting of any voting securities of the Buyer, in opposition to any proposed actions of the Board of Directors of the Buyer or in opposition to any nominees for Directors of the Buyer which nominees have been nominated by the Buyer, its management or its Board of Directors, (c) seek or assist any other party in seeking representation on the Board of Directors of the Buyer through the election to the Board of Directors of individuals(s) not nominated and supported by the Buyer, its management and Board of Directors, (d) pursue or publicly announce an interest in pursuing an acquisition of control of the Buyer or an alteration of the composition of the Buyer's Board of Directors or (e) advise or otherwise act, alone or in concert with others, directly or indirectly, to seek to control or influence the management, Board of Directors or policies of the Buyer.

      7.7 CONFIDENTIALITY. The Seller acknowledges that the Intangible Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique assets included within the Business Assets. The Seller shall not, and shall cause his Affiliates and Associates to not, at any time, disclose, directly or indirectly, to any Person, or use or authorize or purport to authorize any Person to use any confidential or proprietary information with respect to the Company, the Buyer, whether or not for the Company's or the Seller's own benefit, without the prior written consent of the Buyer, including without limitation, information as to the Business Assets, financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intangible Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or the Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of disclosure by the Seller or any of his agents, Affiliates Associates, or representatives or a Person to whom any of them has provided such information.

      7.8 CONTINUING OBLIGATIONS. The restrictions set forth in SECTIONS 7.6 and
7.7 are considered by the parties to be reasonable for the purposes of protecting the value of the Business Assets, the Company and the Buyer. The parties hereto acknowledge that the Company and the Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company and the Buyer in the event the covenants contained in SECTIONS 7.6 and
7.7 were not complied with in accordance with their terms. Accordingly, the Seller agrees that any breach or threatened breach by him of any provision of SECTIONS 7.6 and 7.7 shall entitle the Company and the Buyer to injunctive and other equitable relief without the posting of any bond or security to secure the enforcement of these provisions, in addition to any other remedies which may be available to the Company and the Buyer, and that the Company and the Buyer shall be entitled to receive from the Seller reimbursement for all attorneys' fees and expenses incurred by the Company and the Buyer in enforcing these provisions. In addition to its other rights and remedies, the Company and Buyer shall have the right to require the Seller, if he breaches any of the covenants contained in SECTIONS
7.6 and 7.7, to account for and pay over to the Company and the Buyer, as the case may be, all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Seller from the action constituting such breach. If the Seller breaches the covenant set forth in
SECTION 7.6, the running of the noncompete period described therein shall be tolled with respect to the Seller for so long as such breach continues after written notice to the Seller from the Buyer or the Company. It is the desire and intent of the parties that the provisions of SECTIONS 7.6, 7.7 and 7.8 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of SECTIONS
7.6 geographic area of restrictions are declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of SECTIONS 7.6, 7.7 or 7.8 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

      7.9 BORAX AND KOTT EMPLOYMENT AGREEMENTS. At the Closing, (i) the Company and the Seller shall enter into the Employment and Non-Competition Agreement attached hereto as EXHIBIT A (the "BORAX EMPLOYMENT AGREEMENT"), and (ii) the Company and Kott shall enter into the Employment and Non-Competition Agreement attached hereto as EXHIBIT B (the "KOTT EMPLOYMENT AGREEMENT").

      7.10 STOCK OPTION AGREEMENTS; SEVERANCE AND BONUS AGREEMENTS. At the Closing, the Buyer shall execute and deliver the Stock Option Agreements (the "STOCK OPTION AGREEMENTS") covering an aggregate of 74,800 shares of the Buyer Common Stock substantially in the form of EXHIBIT C in favor of the executives listed on SCHEDULE 7.10 for the number of shares set forth opposite their names on SCHEDULE 7.10.


                                  ARTICLE VIII

                           CLOSING; CLOSING DELIVERIES

      8.1 CLOSING. The consummation of the sale and purchase and the transfers and deliveries to be made pursuant to this Agreement (the "CLOSING") shall take place at 10:00 a.m. local time at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., on September 16, 1996 (the "CLOSING DATE"), or at such other place, time or date as may be agreed to by the parties. Irrespective of when the Closing takes place, the Closing shall be deemed to have occurred at 12:01 a.m. local time on September 1, 1996 and shall be so reflected by the parties hereto in all Tax Returns filed by them for any period in which the Closing takes place or is deemed to have taken place. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

             (a)     At the Closing, the Seller shall deliver to the Buyer:

                     (i) A copy of the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of New York and a copy of the Bylaws of the Company certified on the Closing Date by the Secretary or an Assistant Secretary of the Company;

                     (ii) Certificates of good standing of the Company issued as of a recent date by the Secretaries of State of the States of New York and Florida;

                     (iii) Certificates representing the Shares, with separate stock powers, endorsed in blank by the Seller with signature guarantees;

                     (iv) All minute books, stock certificate books and stock ledgers of the Company;

                     (v) Opinion of Messrs. Foley & Lardner, counsel to the Company and the Seller, substantially in the form of EXHIBIT E;

                     (vi) All consents, waivers or approvals obtained by the Company with respect to the sale and transfer of the Shares or the consummation of the transactions contemplated by this Agreement; and in particular, the Company shall have obtained each of the consents contemplated by SECTION 5.3 hereof;

                     (vii) A comfort letter, dated not more than ten days prior to the Closing Date, from the Company's independent public accountants, in form and substance acceptable to Buyer;

                     (viii) The Borax Employment Agreement, duly executed by th Seller, and the Kott Employment Agreement, duly executed by Kott;

                     (ix) Written resignations, effective as of the Closing Date, of each officer and director of the Company requested by the Buyer not less than five days prior to the Closing; and

                     (x) Such other instruments or documents as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Shares to the Buyer.

In addition to the above deliveries, the Seller shall take all steps and actions as the Buyer may reasonably request or as may otherwise be necessary to put the Buyer in actual ownership, possession and control of the Shares.

             (b)     At the Closing, the Buyer shall deliver to the Seller:

                     (i) A wire transfer or cashier's check for the Purchase Price, as adjusted pursuant to SECTION 7.1;

                     (ii) Copies of the Articles of Incorporation of the Buyer, certified as of a recent date by the Secretary of State of the State of Florida and copies of the Bylaws of the Buyer, certified on the Closing Date by the Secretary or an Assistant Secretary of the Buyer;

                     (iii) Certificate of good standing of the Buyer issued as of a recent date by the Secretary of State of the State of Florida;

                     (iv) Incumbency certificates, duly executed and dated the Closing Date, with respect to the officers of the Buyer executing this Agreement and the Ancillary Documents to which Buyer is a party;

                     (v) Copies of the resolutions of Boards of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the Buyer, as of the Closing Date;

                     (vi) Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to the Buyer, substantially in the form of EXHIBIT G;

                     (vii) The Borax Employment Agreement, the Kott Employment Agreement and the Stock Option Agreements, all duly executed by the Buyer.


                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 NOTICES. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by prepaid overnight courier for next business day delivery to the parties at the addresses set forth below their names below (or at such other addresses as shall be specified by the parties by like notice).

             IF TO THE SELLER:

             c/o Trilectron Industries, Inc.
             12297 U.S. Highway 41 North
             Palmetto, Florida 34220
             Attn: President

             WITH A COPY TO:

             Foley & Lardner
             100 N. Tampa Street
             Suite 2700
             Tampa, Florida 33602
             Attn: Russell T. Alba, Esq.

             IF TO THE BUYER:

             HEICO Corporation
             825 South Bayshore Drive
             Suite 1643
             Miami, Florida  33131
             Attn: President

             WITH A COPY TO:

             Stearns Weaver Miller Weissler
                Alhadeff & Sitterson, P.A.
             150 West Flagler Street
             Museum Tower, Suite 2200
             Miami, Florida 33130
             Attn: Stuart D. Ames, Esq.

      Such notices, demands, claims and other communications shall be deemed given when actually received or in the case of delivery by overnight service with guaranteed next business day delivery, the next business day or the day designated for delivery.

      9.2 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules to this Agreement contain every obligation and understanding among the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, among them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

      9.3 ASSIGNMENT. This Agreement may not be assigned by any party without the written consent of each other party; PROVIDED, HOWEVER, that the Buyer may assign its rights hereunder to a wholly-owned subsidiary of the Buyer but such assignment shall not relieve the Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

      9.4 WAIVER AND AMENDMENT. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

      9.5 NO THIRD PARTY BENEFICIARY. Except with respect to the officers, directors, employees and agents expressly referenced in SECTION 7.5, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

      9.6 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

      9.7 EXPENSES. Each party agrees to pay, without right of reimbursement from any other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith; PROVIDED, HOWEVER, (i) that the Buyer shall pay all fees and costs of Corporate Finance Dimensions, Inc. incurred in connection herewith, and (ii) if the transactions contemplated herein are consummated, the Seller shall not be entitled to reimbursement from the Company, and the Company shall not pay, for any of such costs of the Seller.

      9.8 HEADINGS. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the



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



parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

      9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any facsimile copy of a manually executed original shall be deemed a manually executed original.

      9.10 LITIGATION; PREVAILING PARTY. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

      9.11 INJUNCTIVE RELIEF. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

      9.12 GOVERNING LAW AND VENUE. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof. This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Florida located in Dade County, Florida or the United States District Court for the Southern District of Florida. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Dade County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Dade County, Florida has been brought in an inconvenient forum.

      9.13 RISK OF LOSS. Prior to the Closing, the risk of loss or damage to, or destruction of any or all of the Company's property and assets, including, without limitation, the Purchased Assets, shall remain with the Seller.

      9.14 FURTHER ASSURANCES. On the Closing Date, the Seller shall (i) deliver to the Buyer such other endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Buyer and its counsel, as the Buyer may reasonably request or as may be otherwise reasonably necessary to vest in the Buyer all the right, title and interest of the Seller in, to or under any or all of the Shares, and (ii) take all steps as may be reasonably necessary to put the Buyer in actual possession and control of all the Shares and control of the Company. From time to time following the Closing, the Company and the Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Buyer and to put the Buyer in possession of, any part of the Shares, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments of the Company which cannot be directly or indirectly transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with the Buyer at its request in endeavoring to obtain such consent promptly.

      9.15 REMEDIES CUMULATIVE. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

      9.16 PARTICIPATION OF PARTIES; CONSTRUCTION. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. This Agreement shall be construed and interpreted without regard to any presumption or other rule or interpretation against the party who may have had primary responsibility for drafting this Agreement.

      9.17 PUBLICITY. The parties agree to reasonably cooperate in issuing any press release or other public announcement or making any governmental filing concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations under applicable law. Nothing contained herein shall prevent the Buyer from at any time furnishing any information to the AMEX or the Commission which it is required to disclose under the applicable rules of the AMEX or the Commission, as the case may be.


      IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                            HEICO CORPORATION


                                            By: /S/ VICTOR MENDELSON
                                                -----------------------
                                                Victor Mendelson
                                                Vice President

                                            /S/ SIGMUND BORAX
                                            ---------------------------
                                            SIGMUND BORAX



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




                                   SCHEDULE 1


                                   DEFINITIONS


   In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

   "AFFILIATE" has the meaning specified in Rule 144 promulgated by the Commission under the Securities Act.

   "AGREEMENT" means this Stock Purchase Agreement together with all exhibits and schedules referred to herein.

   "ALLOCATION SCHEDULE" has the meaning specified in SECTION 2.3.

   "AMEX" means the American Stock Exchange.

   "ANCILLARY DOCUMENTS" means the Borax Employment Agreement, the Kott Employment Agreement and the Stock Option Agreements.

   "ASSOCIATE", when used to indicate a relationship with a specified Person, has the meaning specified in Rule 405 promulgated by the Commission under the Securities Act.

   "BORAX EMPLOYMENT AGREEMENT" has the meaning specified in SECTION 7.10.

   "BUSINESS ASSETS" has the meaning specified in SECTION 5.24(a)(iv).

   "BUYER COMMON STOCK" means the common stock, par value $.01 per share, of the Buyer.

   "CLOSING" has the meaning specified in SECTION 8.1.

   "CLOSING DATE" has the meaning specified in SECTION 8.1.

   "CODE" means the Internal Revenue Code of 1986, as amended.

   "COMMISSION" means the Securities and Exchange Commission.

   "COMPANY" has the meaning specified in Preliminary Statement "A".

   "EMPLOYMENT AGREEMENTS" has the meaning specified in SECTION 5.22(a).

   "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.

   "ENVIRONMENTAL LAWS" has the meaning specified in SECTION 5.28.

   "ERISA" has the meaning specified in SECTION 5.22(b).

   "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

   "FINANCIAL STATEMENTS" has the meaning specified in SECTION 5.6.

   "GOVERNMENTAL AUTHORIZATIONS" has the meaning specified in SECTION 5.17.

   "IRS" has the meaning specified in SECTION 2.3.

   "IMPROVEMENTS" has the meaning specified in SECTION 5.15.

   "INDEMNIFIED PARTY" has the meaning specified in SECTION 7.5(d).

   "INDEMNIFYING PARTY" has the meaning specified in SECTION 7.5(d

   "INTANGIBLE PROPERTY" has the meaning specified in SECTION 5.16.

   "INTERIM FINANCIAL STATEMENTS" has the meaning specified in SECTION 5.6.

   "INVESTMENT" means, with respect to any Person, any advances, loans or extensions of credit to any other Person, any purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships, joint ventures or other similar arrangement with any Person.

   "KNOWLEDGE" or "KNOWN" means, with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any party, that such party has made a due and diligent investigation as to the matters that are the subject of such representation, warranty or other statement. Where reference is made to the knowledge of the Seller or the Company, such reference shall be deemed to include the directors, officers and managerial employees of the Company, all of whom shall be deemed to have conducted the investigation required by this definition.

   "KOTT EMPLOYMENT AGREEMENT" has the meaning specified in SECTION 7.10.

   "LEASED IMPROVEMENTS" has the meaning specified in SECTION 5.15.

   "LEASED PROPERTY" has the meaning specified in SECTION 5.15.

   "LEASES" has the meaning specified in SECTION 5.15.

   "LOSSES" has the meaning specified in SECTION 7.5(a).

   "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Company.

   "MATERIAL AGREEMENTS" has the meaning specified in SECTION 5.24.

   "OWNED IMPROVEMENTS" has the meaning specified in SECTION 5.15.

   "PERMITTED ENCUMBRANCES" means liens for taxes which are not yet due and payable and Encumbrances disclosed in the Financial Statements or the Interim Financial Statements and other Encumbrances which secure indebtedness of the Company not exceeding $10,000 in the aggregate.

   "PERSON" means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

   "PLAN" has the meaning specified in SECTION 5.22(b).

   "PRODUCTS" has the meaning specified in SECTION 5.27(a).

   "PROHIBITED BUSINESS" has the meaning specified in SECTION 7.6.

   "PURCHASE PRICE" has the meaning specified in SECTION 2.2.

   "REAL PROPERTY" has the meaning specified in SECTION 5.15.

   "RELATED PARTY" has the meaning specified in SECTION 5.25.

   "RIGHTS" has the meaning specified in SECTION 5.16.

   "SECURITIES ACT" means the Securities Act of 1933, as amended.

   "SHARE" has the meaning specified in the Preliminary Statement "A".

   "STOCK OPTION AGREEMENT" has the meaning specified in SECTION 7.10.

   "SUBSIDIARY" of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.

   "TAX" means any federal, state, local or foreign income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any foreign, federal, state, local or other governmental authority or regulatory body.

   "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.